PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 13, 1997                  REGISTRATION NO. 333-28451

                               $63,400,000

                               ITRON, INC.
             6-3/4% Convertible Subordinated Notes Due 2004
                                   and
                          Shares of Common Stock
                     Issuable Upon Conversion Thereof
                                   and
                      2,638,600 Shares of Common Stock


         This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 6 3/4% Convertible Subordinated Notes Due 2004 (the "Notes") of Itron, Inc. (the "Company") and the shares of Common Stock, no par value (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

         This Prospectus Supplement should be read in conjunction with the Prospectus dated June 13, 1997 (the "Prospectus"), which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:


                                                                                                      Securities Beneficially
                  Notes and Conversion Shares                        Shares                             Owned After Offering
                ------------------------------------------  ----------------------
                   Principal
                   Amount of
                     Notes                     Number of       Shares       Number of  Securities to be              Percentage of
                 Beneficially   Percentage    Conversion     Beneficially    Shares    Sold--Percentage                 Common
                  Owned that     of Notes     Shares that    Owned Prior    that may   of Common Stock                   Stock
     Name         May Be Sold   Outstanding  May Be Sold (1) to Offering    Be Sold    Outstanding (2)     Amount     Outstanding
---------------- ------------- -----------  -------------  ------------  -----------  ----------------  -----------  -------------
Alexandra
Global             2,300,000        3.6         97,046                                     *                  0         --
Investment
Fund 1 LTD.
----------------
Franklin
Custodian          9,000,000       14.2        379,747                                     2.5                0         --
Funds -
Utilities
----------------
Any other
holder of
Notes or
future
transferee,               --        --              --                                     *                  0         --
pledgee, donee
or successor
of or from any
such other
holder.(3)(4)
---------------- -------------- ----------- ---------------- ------------ ---------- ---------------- ------------ -------------

*Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $23.70 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act, and based upon 14,762,791 shares of Common Stock outstanding as of January 31, 1999, treating as outstanding the number of Conversion Shares issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes, but not assuming the conversion of the Notes or the exercise of warrants of any other Selling Securityholder.

(3) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(4) Assumes that any other holders of Notes, or any further transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

                            ------------------

               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                  SECURITIES OFFERED HEREBY, SEE "RISK FACTORS"
                       BEGINNING ON PAGE 6 OF THE PROSPECTUS.
                            ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------

           The date of this Prospectus Supplement is February 18, 1999